Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Scott N. Greenberg       Sharon Esposito-Mayer     Cynthia Peffers
Chief Executive Officer  Chief Financial Officer   VP, Corporate Communications
(410) 379-3640           (410) 379-3636            (800) 727-6677

         GP STRATEGIES REPORTS EARNINGS OF $0.11 PER SHARE FOR THE THIRD QUARTER OF 2006 COMPARED TO $0.05 PER SHARE FOR THE THIRD QUARTER OF 2005

Elkridge, MD, November 9, 2006 - GP Strategies Corporation (NYSE: GPX), a global provider of training and e-Learning solutions, management consulting, and engineering services through its operating subsidiary General Physics Corporation, today reported strong third quarter 2006 results.

Third Quarter Highlights:

     o Operating income of $3.1 million, up 17.3% compared to the third quarter of 2005
     o Income from continuing operations before interest expense and income tax expense of $3.3 million, up 20.2% compared to the third quarter of 2005
     o Income from continuing operations of $1.7 million, up 19.7% compared to the third quarter of 2005
     o Net cash provided by operations of $9.8 million for the nine months ended September 30, 2006

"I am pleased to report that the Company achieved strong earnings per share for the third quarter ended September 30, 2006, which represented an increase of over 100% compared to the corresponding period in 2005" said Scott N. Greenberg, CEO of GP Strategies. "In addition, we continue to demonstrate progress in expanding our global footprint and currently have over 15 people working on projects in India, with an office in China on the horizon. As a total solutions provider, GP offers customers subject matter expertise and extensive training experience to support customers on a worldwide basis."

Third Quarter 2006 Results

Revenue was $44.1 million for both the third quarter of 2006 and third quarter of 2005. While revenue in total was flat year over year, there was an increase of $3.3 million in revenue in the Manufacturing & BPO segment, offset by a decrease of $3.3 million in revenue for the Process, Energy & Government segment.

During the third quarter of 2006, operating income increased $0.5 million to $3.1 million, compared to $2.6 million in the third quarter of 2005. The increase in operating income is attributable to an increase in gross profit of $0.2 million and a $0.2 million reduction in selling, general and administrative expenses during the third quarter of 2006 compared to the third quarter of 2005.

During the third quarter of 2006, income from continuing operations increased $0.3 million to $1.7 million, compared to $1.5 million for the third quarter of 2005. The increase is primarily attributable to increased operating income discussed above, as well as an increase in other income.

During the third quarter of 2006, diluted earnings per share increased $0.06 to $0.11 per share, compared to $0.05 per share for the third quarter of 2005. The increase is attributable to increased operating income discussed above, a reduction in common shares outstanding due to the capital stock restructuring in January 2006 and repurchases of common stock in the open market, and the loss on discontinued operations of GSE in 2005 which did not recur in 2006.

Nine Months ended September 30, 2006 Results

Revenue was $133.4 million for the nine months ended September 30, 2006 compared to $131.3 million for the same period of 2005. The $2.1 million net increase in revenue is attributable to a $8.6 million increase in the Manufacturing & BPO segment, offset by a $6.5 million decrease in revenue in the Process, Energy & Government segment.

During the nine months ended September 30, 2006, operating income increased $1.2 million to $8.8 million, compared to $7.6 million for the same period of 2005. The increase in operating income is attributable to an increase in gross profit of $1.0 million, primarily due to the net increase in revenue, and a decrease in selling, general and administrative expenses of $0.2 million.

During the nine months ended September 30, 2006, income from continuing operations increased $1.1 million to $4.9 million, compared to $3.7 million for the same period of 2005. The increase is primarily due to increased operating income discussed above, as well as an increase in other income.

During the nine months ended September 30, 2006, diluted earnings per share increased $0.14 to $0.28 per share, compared to $0.14 per share for the third quarter of 2005. The increase is attributable to increased operating income discussed above, a reduction in common shares outstanding due to the capital stock restructuring in January 2006 and repurchases of common stock in the open market, and the loss on discontinued operations of GSE in 2005 which did not recur in 2006.

The Company has scheduled an investor conference call for 10:00 a.m. ET on November 9, 2006. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 using conference ID number 1246463. A telephone replay of the call will also be available beginning at 1:00 p.m. on November 9th, until 11:59 p.m. on November 23rd. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 1246463.

About GP Strategies Corporation

GP Strategies, whose operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX). General Physics is a global provider of training and e-Learning solutions, management consulting, and engineering services, improving the effectiveness of organizations by customizing solutions that enhance an organization's people, processes or technology. Clients include Fortune 1000 companies and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.


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


This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results. We use words such as "expects", "intends", "believes", "may", "will" and "anticipates" to indicate forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to, those factors set forth under Item 1A, Risk Factors, in our 2005 Annual Report on Form 10-K and those other risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the effect, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ from those expressed or implied by these forward-looking statements.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this report.

                                  TABLES FOLLOW



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



The following table summarizes the consolidated results of operations of GP Strategies Corporation ("the Company" or "GP Strategies") for the three and nine months ended September 30, 2006 and 2005. As previously announced, GP Strategies completed the spin-off of GSE Systems, Inc. (GSE) on September 30, 2005. Subsequent to the spin-off, the Company's operations consist of General Physics Corporation ("General Physics") and the Company ceased to have any ownership interest in GSE. The operations of GSE have been reclassified to discontinued operations for the prior periods presented.

(Unaudited - in thousands, except per share                   Three months ended                 Nine months ended
amounts):                                                      September 30,                     September 30,
                                                      ---------------------------------- --------------------------------
                                                           2006           2005                2006          2005
                                                           ----           ----                ----          ----

Revenue                                                   $44,051           $44,059         $133,358         $131,278
Cost of revenue                                            37,141            37,371          113,729          112,678
                                                      ----------------- ---------------- ---------------- ---------------
   Gross profit                                             6,910             6,688           19,629           18,600
Selling, general and administrative expenses                3,827             4,060           10,831           10,996
                                                      ----------------- ---------------- ---------------- ---------------
   Operating income                                         3,083             2,628            8,798            7,604
Other income                                                  180                87              764              141
                                                      ----------------- ---------------- ---------------- ---------------
   Income from continuing operations before
     interest expense and income tax expense                3,263             2,715            9,562            7,745
Interest expense                                              376               387            1,233            1,129
                                                      ----------------- ---------------- ---------------- ---------------
 Income from continuing operations before
     income tax expense                                     2,887             2,328            8,329            6,616
Income tax expense                                          1,140               869            3,468            2,874
                                                      ----------------- ---------------- ---------------- ---------------
   Income from continuing operations                        1,747             1,459            4,861            3,742
Loss from discontinued operations, net
     of income taxes                                           -               (417)              -            (1,012)
                                                      ----------------- ---------------- ---------------- ---------------
 Net income                                                 $1,747            $1,042           $4,861           $2,730
                                                      ================= ================ ================ ===============

Basic weighted average shares outstanding                  15,657            18,260           16,535           18,105
Diluted weighted average shares outstanding                16,555            18,991           17,438           18,916

Per common share data:
Basic
  Income from continuing operations                    $     0.11        $     0.08       $     0.29       $     0.21
  Loss from discontinued operations                            --             (0.02)              --            (0.06)
                                                      ----------------- ---------------- ---------------- ---------------
  Net income                                           $     0.11        $     0.06       $     0.29       $     0.15
                                                      ================= ================ ================ ===============
  Diluted
   Income from continuing operations                   $     0.11        $     0.07       $     0.28       $     0.20
   Loss from discontinued operations                           --             (0.02)              --            (0.06)
                                                      ----------------- ---------------- ---------------- ---------------

  Net income                                           $     0.11        $     0.05       $     0.28       $     0.14
                                                      ================= ================ ================ ===============


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




The following table summarizes the condensed consolidated balance sheet data of GP Strategies, as of September 30, 2006 and December 31, 2005 (in thousands).

                                                                                               September 30,
                                                                                                   2006       December 31,
                                                                                                (Unaudited)          2005
Current assets:
   Cash and cash equivalents (1)                                                                 $    5,216        $   18,118
   Accounts and other receivables                                                                     24,524            27,079
   Costs and estimated earnings in excess of billings on uncompleted contracts                        12,686            11,487
   Prepaid expenses and other current assets                                                           4,930             5,936
                                                                                            ----------------- -----------------
      Total current assets                                                                            47,356            62,620
                                                                                            ----------------- -----------------
Property, plant and equipment, net                                                                     1,670             1,857
Goodwill and other intangibles, net                                                                   59,225            58,130
Deferred tax assets                                                                                    7,498            10,391
Other assets                                                                                           1,463             1,643
                                                                                            ----------------- -----------------
                                                                                            ----------------- -----------------
      Total assets                                                                                 $ 117,212        $  134,641
                                                                                            ================= =================

Current liabilities:
   Current maturities of long-term debt                                                        $          35     $          71
   Accounts payable and accrued expenses                                                              19,698            20,315
   Billings in excess of costs and estimated earnings on uncompleted contracts                         5,473             7,430
                                                                                            ----------------- -----------------
      Total current liabilities                                                                       25,206            27,816
                                                                                            ----------------- -----------------
Long-term debt less current maturities                                                                11,260            11,309
Other non-current liabilities                                                                          1,219             1,174
                                                                                            ----------------- -----------------
      Total liabilities                                                                               37,685            40,299
Total stockholders' equity (1)                                                                        79,527            94,342
                                                                                            ----------------- -----------------
      Total liabilities and stockholders' equity                                                  $  117,212        $  134,641
                                                                                            ================= =================

(1) On January 19, 2006, the Company completed a restructuring of its capital stock, which included the repurchase of 2,721,500 shares of its common and Class B stock, and the exchange of 600,000 shares of its Class B stock into 600,000 shares of common stock, and had the effect of eliminating all outstanding shares of Class B stock. The repurchase and exchange was financed with approximately $20.3 million of cash on hand.

                                                           # # # #


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